NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
December 13, 2000




     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Possis Medical, Inc., a Minnesota corporation, will be held on Wednesday, December 13, 2000, at 4:00 p.m. at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota 55402, for the following purposes:

     1. To elect seven (7)  directors.

     2. To ratify the selection of Deloitte & Touche LLP as independent certified public accountants for the Corporation.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders of record on the transfer books of the Corporation as of the close of business on Friday, October 27, 2000, will be entitled to vote at the meeting.

     Your attention is respectfully directed to the enclosed Proxy. Whether or not you intend to be present at the meeting, please complete, sign and return the Proxy in the enclosed envelope.

                                   By Order of the Board of Directors

                                   IRVING R. COLACCI
                                   Secretary



Dated: November 10, 2000


                               Possis Medical Inc.
          9055 Evergreen Boulevard NW - Minneapolis, MN 55433-8003 USA
       Phone: (763) 780-4555 Toll Free 1-800-810-7677 Fax: (763) 780-2227

PROXY STATEMENT

                     SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished to the Shareholders of Possis Medical, Inc. (the "Corporation" or the "Company"), in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on December 13, 2000, and any adjournments thereof. The enclosed Proxy is solicited by the Board of Directors of the Corporation.

     A person giving the enclosed Proxy has the power to revoke it at any time before the convening of the Annual Meeting. Revocation must be in writing, signed in exactly the same manner as the Proxy, and dated. Revocations of Proxy will be honored if received at the offices of the Corporation, addressed to the attention of Irving R. Colacci, Secretary, on or before December 12, 2000. In addition, on the day of the Meeting, prior to the convening thereof, revocations may be delivered to the Company representatives who will be seated at the door of the meeting hall.

     Proxies not revoked will be voted in accordance with the choice specified by Shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the slate of Directors proposed by the Board of Directors and listed herein. If a Shareholder abstains from voting as to any matter, then the shares held by such Shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall not be deemed to be represented at the Meeting for purposes of calculating the vote for approval of such matter, but will be deemed to be present for purposes of determining the presence of a quorum.

     The Corporation will bear the cost of the solicitation of Proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to, and obtaining Proxies from, beneficial owners of the Corporation's Common Shares. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone, letter or facsimile. Proxies may be solicited by officers or other employees of the Corporation, who will receive no special compensation for their services. The Corporation's management intends to send this Proxy Statement and the enclosed Proxy to Shareholders commencing on approximately November 10, 2000.

                                  VOTING RIGHTS

     At October 27, 2000, 16,696,156 shares of Common Stock, the only voting securities of the Corporation, were outstanding. Each share of Common Stock is entitled to one vote. Shareholders are not entitled to cumulate their votes in the election of Directors. Only holders of Common Stock of record at the close of business on October 27, 2000, will be entitled to notice of and to vote at this Annual Meeting of Shareholders.

                             COMMON STOCK OWNERSHIP

     The following table sets forth the beneficial holdings as of October 12, 2000, of each Director and Named Executive Officer (as defined under the heading "Executive Compensation") and all Directors and Executive Officers as a group. The Corporation is aware of no person who beneficially owns more than five percent of the Corporation's Common Shares.


         Name of Beneficial Owner or                           Voting and               Total %
         Identity of Group                                  Investment Power           of Class
-------------------------------------------------------------------------------------------------
         Donald C. Wegmiller, Chairman                         70,406 (1)                  *
         Dean Belbas, Director                                 59,026 (2)                  *
         Seymour J. Mansfield, Director                       171,087 (3)                  *
         Whitney A. McFarlin, Director                          3,696 (4)                  *
         William C. Mattison, Jr., Director                   300,887 (5)                 1.7
         Rodney A. Young, Director                              1,470 (6)                  *
         Robert G. Dutcher, Director,                         232,916 (7)                 1.3
            President & Chief Executive Officer
         Irving R. Colacci, Vice President,                    97,818 (8)                  *
           Legal Affairs & Human Resources,
           General Counsel and Secretary
         James G. Gustafson, Vice President of                 86,755 (9)                  *
           Regulatory/Clinical Affairs
         T. V. Rao, Vice President/General Manager            43,133 (11)                  *
         Robert J. Scott, Vice President                      138,991(12)                  *
            Manufacturing Operations
         Directors and Executive Officers
            as a Group (13 persons)                         1,249,022(10)                 7.0


     (1) Includes 47,577 shares issuable upon exercise of currently exercisable options.

     (2) Includes 34,413 shares issuable upon exercise of currently exercisable options.

     (3) Includes 39,276 shares issuable upon exercise of currently exercisable options and 15,000 shares owned by children.

     (4) Includes 2,696 shares issuable upon exercise of currently exercisable options.

     (5) Includes 100,000 shares owned directly, 200,000 shares held indirectly in Trust and by an IRA, and 887 shares issuable upon the exercise of currently exercisable options.

     (6) Includes 1,010 shares issuable upon exercise of currently exercisable options.

     (7) Includes 169,000 shares issuable upon exercise of currently exercisable options.

     (8) Includes 79,725 shares issuable upon exercise of currently exercisable options.

     (9) Includes 79,550 shares issuable upon exercise of currently exercisable options.

     (10) Includes 35,000 shares issuable upon exercise of currently exercisable options.

     (11)  Includes   105,425   shares   issuable  upon  exercise  of  currently
exercisable options.

     (12)  Includes   608,672   shares   issuable  upon  exercise  of  currently
exercisable options.

*  Denotes ownership of less than 1% of shares outstanding


                              ELECTION OF DIRECTORS
                              (Proposal Number One)

     At the Annual Meeting, seven Directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     Unless instructed not to vote for the election of Directors or not to vote for any specific nominee, the Proxy will vote FOR the election as Directors of the seven nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which events are not anticipated, the Proxy may vote for such other person as he, in his discretion, may determine.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE NOMINEES LISTED BELOW BE ELECTED.

     Information Concerning Nominees. The following information concerning the principal occupations of the nominees has been furnished by the nominees. Each of the nominees has held their principal occupation for more than the past five years, unless otherwise indicated.


                                                                                Director           Committee
Director Nominees                   Principal Occupation                Age       Since            Positions

------------------------------------------------------------------------------------------------------------------
Donald C. Wegmiller           President and CEO, HealthCare             62       1987          Executive
Chairman                      Compensation Strategies (formerly                                and Compensation
                              Management Compensation Group/                                   Committees
                              Health Care), Minneapolis, Minnesota,
                              since April 1993.  Director, ALLETE
                              (formerly Minnesota Power), and
                              LecTec Corporation.
------------------------------------------------------------------------------------------------------------------
Dean Belbas                   Retired. Former Senior Vice President,    68       1984          Executive, Audit
                              Director of Investor Relations, General                          and Compensation
                              Mills, Inc., Minneapolis, Minnesota.                             Committees
------------------------------------------------------------------------------------------------------------------
Seymour J. Mansfield          Officer and Shareholder, Mansfield,       55       1987          Executive
                              Tanick & Cohen, P.A., Attorneys,                                 and Compensation
                              Minneapolis, Minnesota.                                          Committees
------------------------------------------------------------------------------------------------------------------
Whitney A. McFarlin           Retired.  Former Chairman of the Board    60       1998          Planning and Audit
                              of Directors, President and CEO                                  Committees
                              of Angeion Corporation
------------------------------------------------------------------------------------------------------------------
William C. Mattison, Jr.      Principal of Gerard, Klauer               53       1999          Planning and Audit
                              Mattison & Co., Inc., since its                                  Committees
                              founding in 1989; served as
                              President or Vice Chairman of
                              Gerard Klauer from 1989 to 1998.
------------------------------------------------------------------------------------------------------------------
Rodney A. Young               Chairman, CEO and President               45       1999          Compensation
                              of LecTec Corporation since 1996.                                and Planning
                              Formerly Vice President/General                                  Committees
                              Manager Specialized Distribution
                              Division of Baxter International, Inc.
------------------------------------------------------------------------------------------------------------------
Robert G. Dutcher             President and Chief Executive             55       1993          Executive
                              Officer of the Corporation.                                      Committee
------------------------------------------------------------------------------------------------------------------

                                         .

     Meetings. During fiscal year 2000, the Board of Directors had five regular meetings. Actions were also taken by written consent. All director nominees attended at least 75% of all meetings of the Board and the Committees of which they are members.

     Committees. The Corporation has established four committees to address the Corporation's business: the Executive Committee met four times during fiscal year 2000, one of which was a joint meeting with the Compensation Committee. The Executive Committee is responsible for exercising the authority of the Board during the intervals between meetings of the Board and for formulating and recommending general policies for Board consideration. The Audit Committee met twice during fiscal year 2000 and is responsible for reviewing the scope and the results of the annual independent audit of the books and records of the Corporation and to review compliance with all corporate financial policies as approved by the Board. Beginning calendar year 2000, the Committee has begun meeting on a quarterly basis to review the Corporation's financial statements. The Compensation Committee met five times during fiscal 2000, one of which was a joint meeting with the Executive Committee, and is responsible for defining and administering the Corporation's executive compensation program. The Strategic Planning Committee was established in December 1999 to work with management in the development of its annual Strategic Plan and to advise the Board on strategic issues. This Committee met once in person and once by telephone during fiscal year 2000.

     Director Fees. Effective January 1, 2000, the Board of Directors approved increases in the annual retainers for outside Directors. Current retainer fees are: Chairman - $8,000; Outside Directors - $4,000; Committee Chairs - $3,000; Executive Committee Members - $6,000. Each outside Director also receives $500 for each Board meeting attended, $200 for each teleconference Board meeting attended, and $250 for each Committee Meeting attended. The Chairmen of the Compensation, Audit and Strategic Planning Committees each also receive $500 per meeting. Total fees of $74,025 were earned by outside Directors during fiscal 2000.

     Pursuant to the Corporation's 1992 Stock Compensation Plan, each outside Director may elect to receive Director fees in the form of discounted stock options. Each Director must make an election on or before June 1 of each year with regard to fees that would otherwise be payable for that calendar year. The exercise price of the options is 50% of the fair market value on the date of grant, which is January 2 of the year following the year for which the fees are earned. Each option becomes exercisable in full six months following the date of grant, is exercisable for 10 years following the date of grant, and is subject to the general restrictions on exercise and transferability applicable to stock options issued to employees. The number of shares subject to each option is calculated by dividing the fees owed to the particular Director by the dollar amount of the discount. All eligible outside Directors elected to receive discounted stock options in lieu of cash payment of director fees for calendar year 2000.

     On January 4, 2000, all eligible outside Directors received discounted stock options in lieu of cash payments of fees for calendar year 1999. These options were granted pursuant to elections made in May 1999. A total of 14,496 options at an exercise price of $4.06 were granted to current Directors.

     The Corporation's 1992 Stock Compensation Plan provides for the annual grant of options to purchase 3,000 Common Shares to outside Directors. The exercise price of these options must be at least 100% of the fair market value at date of grant. The date of grant is the first business day of each calendar year. The options vest ratably over a four-year period and expire ten years after the date of grant. During fiscal 2000, 18,000 options were granted to outside Directors under this Plan at an exercise price of $8.12.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid for services rendered to the Corporation during each of the three fiscal years ended July 31, 2000, 1999 and 1998, to the President and CEO of the Corporation and the Corporation's four other highest paid executive officers who received salary and bonus in excess of $100,000 during fiscal year 2000 ("Named Executive Officers"):


Name and                                                                   Long-Term
Principal Position                Year    Annual Compensation         Compensation Awards
                                          -------------------                   Securities
                                                                   Restricted   Underlying          All Other
                                          Salary     Bonus(1)     Stock Award    Options/(2)      Compensation(3)
                                           ($)        ($)             ($)         SARs (#)             ($)

--------------------------------------------------------------------------------------------------------------
 Robert G. Dutcher               2000    179,472    64,300             --        90,000                6,988
   President and                 1999    167,250    88,000             --        90,000                6,398
   Chief Executive               1998    155,577    46,000        172,500(4)     30,000                4,672
   Officer
--------------------------------------------------------------------------------------------------------------
 T.V. Rao                        2000    144,907    44,900             --        50,000                4,660
   Vice President,               1999    140,462    47,300             --        45,000                  --
   General Manager               1998     23,192     3,000         70,500(6)     45,000(7)               --
--------------------------------------------------------------------------------------------------------------
 Irving R. Colacci               2000    112,037    29,700             --        40,000                4,463
   Vice President,               1999    104,904    36,900             --        30,000                3,747
   Legal Affairs & Human         1998     98,788    20,000         86,250(5)     20,000                3,567
   Resources,  General
   Counsel and  Secretary
--------------------------------------------------------------------------------------------------------------
 James D. Gustafson              2000    110,447    29,300             --        30,000                  --
   Vice President,               1999    102,482    36,700             --        30,000                3,674
   Quality Systems,              1998     95,346    20,000         86,250(5)     20,000                3,621
   Regulatory/Clinical
   Affairs
--------------------------------------------------------------------------------------------------------------
Robert J. Scott                  2000    106,862    28,000             --        30,000                  --
   Vice President                1999    100,462    36,000             --        30,000                3,030
   Manufacturing                 1998     94,106    19,000         86,250(5)     20,000                2,871
   Operations
--------------------------------------------------------------------------------------------------------------


     (1) Cash bonuses shown are awarded following end of fiscal year, based on fiscal year performance.

     (2) Stock options shown are awarded following end of fiscal year, based on fiscal year performance. Grants awarded for 1998 vest over a four-year period. Grants awarded for 1999 and 2000 vest in one year, subject to specified conditions relating to the appreciation in the value of the Company's stock: for the 1999 grants, one-third vests when the stock reaches $15 per share; one-third vests when the stock reaches $20 per share; one-third vests when the stock reaches $25 per share. For the 2000 grants, one-third of the total grant vests in four equal annual installments beginning one year after the grant. The remainder of the 2000 grants vest as follows: one-third vests when the stock reaches $10 per share, one-third vests when the stock reaches $15 per share; and one-third vests when the stock reaches $20 per share. After seven years, 100% of the 1999 and 2000 grants vest notwithstanding other vesting contingencies.

     (3) Includes only Company matching contributions to its 401(k) Plan.

     (4) Mr. Dutcher was granted 12,000 shares of restricted stock, of which 4,000 shares vested on September 24, 1998; 4,000 shares vested on September 24, 1999; and 4,000 shares vested on September 24, 2000. The dollar value shown represents the fair market value of the stock on the date of grant, September 24, 1997.

     (5) Mssrs. Colacci, Scott and Gustafson were each granted 6,000 shares of restricted stock of which 2,000 shares vested on September 24, 1998; 2,000 shares vested on September 24, 1999; and 2,000 shares vested on September 24, 2000. The dollar value shown represents the fair market value of the stock on the date of grant, September 24, 1997.

     (6) Mr. Rao was granted 9,000 shares of restricted stock, of which 3,000 shares vested on September 24, 1998; 3,000 shares vested on September 24,1999; and 3,000 shares vested on September 24, 2000. The dollar value shown represents the fair market value of the stock on the date of grant, June 22, 1998.

     (7) Mr. Rao received 20,000 stock options on June 22, 1998, his hire date. In addition, Mr. Rao received 25,000 stock options based on fiscal year performance.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock option grants to Named Executive Officers during fiscal year 2000.



                                           Individual Grants
                       ----------------------------------------------------------
                       Number of      Percent of
                       Securities       Total                                       Potential Realizable
                       Underlying    Options/SARs  Exercise or                      Value at Assumed Annual
                      Options/SARs    Granted to    Base Price                      Rates of Stock Price
        Name          Granted (#)    Employees in     ($/Sh)    Expiration Date(1)  Appreciation for Option
                                     Fiscal Year                                    Term(2)
                                         (%)                                           5% ($)       10% ($)

---------------------------------------------------------------------------------------------------------------
Robert G. Dutcher        90,000        15.356         8.625      September 8, 2009    488,179     1,237,143
---------------------------------------------------------------------------------------------------------------
Irving R. Colacci        30,000         5.119         8.625      September 8, 2009    162,726       412,381
---------------------------------------------------------------------------------------------------------------
James D. Gustafson       30,000         5.119         8.625      September 8, 2009    162,726       412,381
---------------------------------------------------------------------------------------------------------------
T. V. Rao                45,000         7.678         8.625      September 8, 2009    244,090       618,571
---------------------------------------------------------------------------------------------------------------
Robert J. Scott          30,000         5.119         8.625      September 8, 2009    162,726       412,381
---------------------------------------------------------------------------------------------------------------


     (1) All option grants shown vest seven years following the date grant, or September 8, 2006, and said vesting is accelerated such that one-third of the options vest when the stock price reaches $10 per share; one-third vest when the stock price reaches $15 per share; and one-third vests when the stock price reaches $25 per share beginning on the September 8, 1999 grant date.

     (2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission (the "SEC") and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.


     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning stock option exercises and the value of unexercised options at July 31, 2000, for the Named Executive Officers.

                                                              Number of Securities
                                                                   Underlying         Value of Unexercised
                                                              Unexercised Options     In-The-Money Options
                                                               at Fiscal Year-End    at Fiscal Year-End (1)
                                                                      (#)                     ($)
                           Shares Acquired   Value Realized       Exercisable/            Exercisable/
              Name          Upon Exercise         ($)            Unexercisable           Unexercisable
                                 (#)

       ------------------------------------------------------------------------------------------------------
       Robert G. Dutcher        19,000           86,250         150,750/126,250          22,284/11,826
       Irving R. Colacci        10,000           30,000           68,450/52,850           12,456/7,884
       James D. Gustafson         --               --             68,125/53,075           12,456/7,884
       T. V. Rao                  --               --             30,000/60,000            6,570/9,855
       Robert J. Scott           5,000           15,000           94,150/52,850           13,896/7,884
       ------------------------------------------------------------------------------------------------------


     (1) The dollar values shown are calculated by determining the difference between the fair market value of the common stock underlying the options at fiscal year-end and the exercise price of the options. The closing price of the stock on July 31, 2000 was $6.47.


                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") consists of four independent, outside directors. The Committee is responsible for defining and administering the Company's executive compensation program and meets as may be necessary to review executive compensation policies, the design of compensation programs and individual salaries and awards for executive officers.

Introduction

     The Corporation's compensation program is intended to attract and retain the highest quality personnel possible consistent with the Corporation's resources. The current overall compensation program reflects the continuing need to maintain competitive levels of compensation in the face of a tight job market, particularly for the highly skilled employees necessary for the Corporation's continuing growth.

     Compensation decisions for fiscal year 2000 were guided by the belief that the past year was a critical year in the development of the Corporation and its progress toward meeting growth and profitability goals. The development of appropriate criteria to guide compensation decisions is increasingly influenced by two factors: the fact that the Company has entered a new stage in its development and is establishing a foundation for long-term profitability; and by the need to continue to enhance the alignment of management's interests with those of the shareholders. While decisions on base salary and on the types of cash and equity-based compensation awarded continue to be guided by the general compensation philosophy previously adopted by the Committee, the scope and amounts of such awards reflect continued movement toward establishing performance criteria that are more heavily weighted on financial and commercialization goals. Until profitability is achieved, relatively less emphasis will be placed on research and product development milestones. As the Corporation increases its market penetration through the sale and placement of AngioJet(R) System drive units, continues its growth in the sales of AngioJet System disposable components, and increases gross margins, its performance will increasingly be evaluated on its ability to achieve and increase profitability. Corporate and individual performance measures will reflect a greater emphasis on achieving financial goals, sales and profitability targets, financing requirements and research, development and regulatory approvals necessary to support sustained growth.

     Awards for fiscal year 2000 reflect a lower level of overall Corporate performance compared to the prior year due in large part to its failure to meet ambitious sales and profitability goals.

Program Elements

     Compensation of executive management and key managerial and technical personnel is based on three types of compensation: a) base salaries; b) annual cash incentives; and c) long term equity-based compensation.

     (a) Base Salaries

     Base salaries are determined and adjusted consistent with a policy of rewarding performance and maintaining competitive salary levels necessary to retain and attract quality personnel. During the transition to significantly higher revenues and profitable operations, the Corporation does not have the financial resources to match salaries offered by larger and profitable medical companies. By augmenting base salary with performance-based annual incentives and aggressive longer term equity-based compensation programs, the Corporation seeks to continue to attract and retain quality technical and management personnel. The annual increase in base salaries for existing officers, effective August 1, 2000, was limited to a three percent cost-of-living increase.

     (b) Annual Cash Incentives

     The Corporation provides executives with an opportunity to earn annual cash incentive awards pursuant to an Incentive Compensation Plan that incorporates objective guidelines and conditions incentive awards on corporate and individual performance. The Plan offers opportunities for awards competitive with similar companies based on corporate and individual performance objectives reflecting the Corporation's continuing commitment to alignment of management's interests with those of the shareholders and its transition to achieving profitability.

     Cash incentives were awarded under the Incentive Compensation Plan in August 2000 to 42 employees (excluding the CEO) to reflect fiscal year 2000 performance. Cash awards of $423,500 reflect a decrease of approximately 12% from awards granted for fiscal year 1999 performance, based on the Committee's assessment of the Corporation's performance against corporate objectives for 2000. Cash awards of $163,100 were made to the Company's six executive officers other than the CEO for fiscal year 2000 performance.

     (c) Long-term Equity-based Compensation

     The major component of the Corporation's long-term equity-based compensation program consists of stock options awarded under the Corporation's Stock Compensation Plan. Stock options are intended by the Committee to maximize individual performance and dramatically strengthen the alignment of management interests with that of the shareholders. Stock options have historically been granted annually to officers and other key employees based on progress toward achievement of long-term strategic objectives, technical and regulatory milestones, and corporate financial performance goals. Until 1999, exercisability was conditioned on passage of time, with no specific performance requirements. Stock options awarded in August 1999 for fiscal year 1999 performance were divided between those granted to officers and those granted to other key management and technical personnel. The options granted to officers included special terms that provided that the options would vest within seven years only if the market price of the stock rose substantially from the price of the stock on the date of grant. This practice was continued for a portion of the grants to officers for fiscal year 2000 performance. Of the options granted to officers in August 2000, all at an option price of $6.125, one third was subject to the normal four-year vesting schedule applied to grants to all management and key employee personnel. Of the remaining two-thirds of the option grants, one-third become exercisable only if the stock price increases to $10 per share; an additional one-third becomes exercisable only when the stock price increases to $15 per share; and the final one-third becomes exercisable only when the stock price increases to $20 per share. Notwithstanding the vesting contingencies described above, all options granted to these officers vest seven years from date of grant. The total number of shares granted to the officer group was intended and designed to be substantially equivalent in value to those granted in 1999.

     Stock option grants to non-officer managers and key employees were substantially unchanged from 1999 and contain similar vesting provisions as past years. Twenty-five percent of each grant vests annually over four years. In total, options covering 124,800 shares to a total of 36 employees (excluding the CEO and officers) were approved in August 2000. A total of 210,000 shares were granted to six officers (excluding the CEO), as compared to 165,000 shares granted to five officers in 1999.

     The Corporation established a restricted stock program in June 1993 as a vehicle to retain officers and other key personnel. No new restricted stock grants have been made to existing participants in this program since 1997. A total of 5,000 shares of restricted stock were, however, granted to two new officers during fiscal year 2000. All existing grants vested on September 24, 2000. Future grants, if any, will depend on an assessment of how this type of equity compensation supports the overall compensation program.

     A new equity-based compensation program was instituted for sales personnel and for officers, managers and other key employees for fiscal year 2001. This Special Equity Compensation program is designed as a one-time program that has the effect of preserving cash and provides the Corporation with a potential opportunity to raise new capital on terms more favorable than it achieved in private placement financing efforts in May/June 1999, and comparable to those achieved in March 2000, by paying a portion of sales commissions and incentive compensation in the form of stock options instead of cash. Sales personnel were provided an opportunity to elect to receive nonqualified stock options in lieu of up to 50% of target cash commissions earned throughout fiscal year 2001 at a value of $2.00 per share, meaning that all options granted under the Special Equity Compensation Program to sales personnel were awarded at the rate of one option share for each two dollars of potential cash commission. The options granted to sales personnel under the Special Equity Compensation Program have an exercise price equal to $7.69 per share, the fair market value of the common stock on the date the program was implemented for sales personnel.

     Selected management and key employee personnel will receive up to 85% of their annual incentive cash compensation in the form of nonqualified stock options based on fiscal year 2001 performance, at the same $2.00 per share value. The options granted to selected management and key personnel will be awarded when the performance criteria relating to vesting (described below) are established, and will have an exercise price equal to the fair market value on the date the program is implemented for management and employees.

     A total of 97,071 nonqualified options, in lieu of $194,143 in cash sales commissions, were awarded to sales personnel under the Special Equity Compensation Program. Management and key employees are expected to be awarded 307,400 nonqualified options in lieu of $615,000 in cash incentive compensation. Vesting of all options awarded is contingent on continued employment. The options vest after one year to the extent that target performance and sales goals are achieved. Amounts not achieved in year one may still be earned in year two. All options granted vest in full after three years, contingent only on continued employment, and have a term of 10 years. The total number of options ultimately awarded will be no more than the number stated above, but may be less depending on contingencies attached to the awards. Assuming all options are exercised, the Corporation will realize $2,591,000 in cash, comparable to raising money at $8.41 per share, without normal commissions and transaction costs associated with public and private financing efforts.

     The Committee implemented the Special Equity Compensation program to align employee interests with those of the shareholders, as well as to provide the Corporation with cash on a favorable basis and to reduce the amount of cash necessary to pay sales commission and incentive compensation awards.

CEO Compensation

     Robert G. Dutcher, as President and CEO of the Corporation, participates in the general compensation program of the Company, as described above, along with all other key employees. Mr. Dutcher's base salary is set at a level determined by the Committee to be competitive with other similarly-situated companies based on salary surveys and other comparative data, and reflects the scope of his responsibilities and individual performance as an officer of the Corporation. Effective August 1, 2000, Mr. Dutcher's base salary was increased 3% as a cost-of-living adjustment. Mr. Dutcher received a cash bonus equal to 35% of base salary and a grant of 90,000 stock options in August 2000 to reward fiscal year 2000 performance. Twenty percent of the options granted to Mr. Dutcher carry a four-year vesting cycle; the remainder vest after seven years unless vesting is accelerated by stock appreciation to $10, $15 and $20 levels. All cash and equity awards reflect the Committee's judgment as to Mr. Dutcher's individual performance, the overall performance of the Corporation as measured against Corporate objectives, and the Committee's commitment to aligning the interests of the CEO with those of shareholders. The terms and conditions of the option awards are identical to those contained in grants to other officers. No new grants of restricted stock were awarded to the CEO in 2000.

     At this time the Committee has no formal, written plan for CEO compensation separate and apart from the Corporation's general compensation philosophy and the Incentive Compensation Plan. Until a plan specific to the CEO is developed, CEO compensation will be based on corporate and individual performance measured against established guidelines and objectives. Current guidelines and objectives are contained in the Corporation's 2001-2005 Strategic Plan, as approved by the Board.


                             Compensation Committee of the Board of Directors

                                     Dean Belbas, Chairman
                                     Donald C. Wegmiller
                                     Seymour J. Mansfield
                                     Rodney A. Young

Performance Graph

     Set forth below is a graph showing the five-year cumulative returns through July 31, 2000 of Possis Medical, Inc. Common Stock as compared with the Nasdaq Stock Market Index (U.S. companies only) and a peer group index comprised of seven companies in the medical device industry with operations similar in size to Possis Medical, Inc. (the "Peer Group"). The graph assumes an investment of $100.00 in the Company's Common Stock in each of the indexes on July 31, 1995, and the reinvestment of all dividends.

     Possis Medical, Inc. is included in the Nasdaq Stock Market Index (U.S. companies only) and is similar in size and stage of commercialization as the other companies in the Peer Group. The Nasdaq Stock Market Index does not have an index specifically for medical devices. The Company believes that the following entities comprising the Peer Group are representative of the Company's current medical device operations: Angeion Corporation; Arrow International, Inc.; Cardima, Inc.; Micro Therapeutics, Inc.; Novoste Corporation; PLC Systems, Inc.; and Rochester Medical Corporation.

[OBJECT OMITTED]



                            1995    1996    1997    1998    1999     2000
   -------------------     ------  ------  ------  ------  ------   ------
   Possis Medical, Inc     100.00  109.91  103.60   66.67   77.93    46.62
    -----------------------------------------------------------------------
   Nasdaq US Index         100.00  108.96  160.79  189.28  270.71   385.48
   ------------------------------------------------------------------------
   Peer Group Index        100.00   67.59   77.92   67.31   61.16    88.17
   ------------------------------------------------------------------------



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Seymour J. Mansfield, a Director of the Corporation, is a shareholder in a law firm that performs legal services for the Corporation from time to time. The amount of fees paid by the Corporation during fiscal 2000 to Mr. Mansfield's law firm does not exceed five percent of that firm's gross revenues for its last full fiscal year. Mr. William C. Mattison, Jr., a Director of the Corporation, is a Principal of an investment banking firm that has performed services for the Corporation and which received fees of $925,000 during fiscal year 2000 in connection with a private placement financing by the Corporation.

             SECTION 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Executive Officers and Directors of the Corporation and persons who own more than 10% of a registered class of the Corporation's equity securities file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 2000 and written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to its Executive Officers and Directors have been complied with, with the exception that the Form 3 Initial Statement of Beneficial Ownership of Securities, due for filing within ten (10) days of the date of hiring of Martin A. Rossing, Vice President of Technology and Product Development, was not filed within the required time frame. This Form 3 was subsequently filed. The Corporation is aware of no person who owns more than 10% of the Corporation's Common Shares.


                      APPOINTMENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS
                              (Proposal Number Two)

     Deloitte & Touche LLP, independent certified public accountants, have been auditors of the accounts of the Corporation since July 31, 1960. They have been appointed by the Board of Directors of the Corporation for the purpose of auditing the Corporation's accounts in the current fiscal year. Shareholder approval of such appointment is requested. The Board of Directors considers such accountants to be well qualified.

     Representatives of the firm of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions.

     In the event that the appointment of Deloitte & Touche LLP should not be approved by shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time either this fiscal year or the next.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP. The enclosed Proxy will be so voted unless a contrary specification is made.



                              SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Corporation's proxy solicitation materials for its next annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received at the Corporation's principal executive offices, 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003, no later than July 14, 2001. Pursuant to the Corporation's Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting no later than July 14, 2001. Each notice should be sent to the Secretary at the Corporation's executive offices, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Corporation's Bylaws. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

     Management may use discretionary authority to vote against any shareholder proposal presented at the 2001 annual meeting if: 1) such proposal has been properly omitted from the Corporation's proxy materials under federal securities law; 2) notice of such proposal was not submitted to the Secretary of the Corporation at the address listed above by July 14, 2001; or 3) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of the Corporation's voting shares required to carry the proposal.



                                  MISCELLANEOUS

     The Board of Directors is aware of no matter, other than as described in the Notice, that will be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, it is the intention of the person named in the Proxy to vote the proxied shares in accordance with his best judgment on such matters.



                                  OTHER MATTERS

     A copy of the Corporation's Annual Report on Form 10-K may be obtained without charge by any beneficial owner of the Corporation's Common Shares on the record date upon written request addressed to Eapen Chacko, Vice President, Finance and Chief Financial Officer, Possis Medical, Inc., 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003.


                                   By Order of the Board of Directors



                                   IRVING R. COLACCI,
                                   Secretary

Dated:  November 10, 2000











                               Possis Medical Inc.
          9055 Evergreen Boulevard NW - Minneapolis, MN 55433-8003 USA
        Phone: (763) 780-4555 Toll Free 1-800-810-7677 Fax: (763)780-2227